UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

         January 22, 2008
Date of Report (Date of earliest event reported):

PURE BIOSCIENCE
(Exact name of registrant as specified in charter)

California (State or other jurisdiction of incorporation)	33-0530289 (IRS Employer Identification No.)

1725 Gillespie Way, El Cajon, California 92020
(Address of principal executive offices)

(619) 586 8600
Registrant’s telephone number, including area code:

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers

The Directors of PURE Bioscience have appointed Paul V. Maier to the Board of Directors, effective January 22, 2007. In connection with his appointment to the Board and in accordance with Company policy, the Company granted Mr. Maier a fully vested option to purchase 100,000 shares of Company stock at an exercise price of $5.73 per share, the fair market value of PURE’s common stock on the effective date of Mr. Maier’s appointment to the Board.

Mr. Maier serves on the PURE Bioscience Board as an independent director. Mr. Maier is not, and has not been for the past three years, employed by the Company or by any parent or subsidiary of the Company and has not accepted any payments from the Company or any parent or subsidiary of the Company during the current or any of the past three fiscal years.

Mr. Maier served as Vice President, Chief Financial Officer and became Senior Vice President, Chief Financial Officer of Ligand Pharmaceutical Incorporated from 1992 to 2007. Prior to Ligand Pharmaceutical, Mr. Maier served as Vice President, Finance at DFS West, a division of DFS Group, L.P., a private multinational retailer, from October 1990 to October 1992. From February 1990 to October 1990, Mr. Maier served as Vice President and Treasurer of ICN Pharmaceuticals, Inc., a pharmaceutical and biotechnology research products company. Mr. Maier held various positions in finance and administration at SPI Pharmaceuticals, Inc., a publicly held subsidiary of ICN Pharmaceuticals Group, from 1984 to 1988, including Vice President, Finance from February 1984 to February 1987. Mr. Maier received an MBA from Harvard Graduate School of Business and a B.S. from Pennsylvania State University.

Mr. Maier is a member of the board of directors of International Stem Cell Corporation.

No family relationships exist between Mr. Maier and PURE Bioscience, its directors or officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated:  January 22, 2008

PURE BIOSCIENCE

/s/ MICHAEL L. KRALL
Michael L. Krall, Chief Executive Officer